UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_______________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 15, 2013
THQ INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-18813	13-3541686
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29903 Agoura Road, Agoura Hills, CA	91301
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (818) 871-5000
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.
Closing of the 505 Games Transaction
As previously disclosed, in connection with its ongoing Chapter 11 case (the “Chapter 11 Case”) in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), THQ Inc. (the “Company”) conducted a Section 363 auction for the sale of certain of the Company’s assets (the “Auction”). As a result of the Auction, the Company and 505 Games Srl, as purchaser (“505 Games”), entered into an Asset Purchase Agreement dated as of April 18, 2013 (the “505 Games Asset Purchase Agreement”), pursuant to which the Company agreed to sell substantially all of its assets primarily related to Drawn to Life and Drawn to Life: The Next Chapter (together, the “505 Games Assets”) to 505 Games pursuant to, inter alia, Sections 363 and 365 of the U.S. Bankruptcy Code (the “Bankruptcy Code”).
Pursuant to the terms of the 505 Games Asset Purchase Agreement, the aggregate consideration received by the Company was comprised of cash in the amount of $301,000 and the assumption of certain liabilities by 505 Games. On May 31, 2013, the Company completed the disposition of the 505 Games Assets to 505 Games.
Closing of the Gearbox Transaction
Also as a result of the Auction, the Company and Gearbox Software, LLC, as purchaser (“Gearbox”), entered into an Asset Purchase Agreement dated as of April 19, 2013 (the “Gearbox Asset Purchase Agreement”), pursuant to which the Company agreed to sell substantially all of its assets primarily related to Homeworld (the “Gearbox Assets”) to Gearbox pursuant to, inter alia, Sections 363 and 365 of the Bankruptcy Code.
Pursuant to the terms of the Gearbox Asset Purchase Agreement, the aggregate consideration received by the Company was comprised of cash in the amount of $1,350,000 and the assumption of certain liabilities by Gearbox. On May 31, 2013, the Company completed the disposition of the Gearbox Games Assets to Gearbox.
Closing of the Nordic Games Transaction
Also as a result of the Auction, the Company and Nordic Games Licensing AB, as purchaser (“Nordic Games”), entered into an Asset Purchase Agreement dated as of April 22, 2013 (the “Nordic Games Asset Purchase Agreement”), pursuant to which the Company agreed to sell substantially all of its assets primarily related to Darksiders, Red Faction, MX, other owned software (including Destroy all Humans! and Summoner) and other licensed software (including Marvel Super Hero Squad and Supreme Commander) (together, the “Nordic Games Assets”) to Nordic Games pursuant to, inter alia, Sections 363 and 365 of the Bankruptcy Code.
Pursuant to the terms of the Nordic Games Asset Purchase Agreement, the aggregate consideration received by the Company was comprised of cash in the amount of $4,900,000 and the assumption of certain liabilities by Nordic Games. On May 31, 2013, the Company completed the disposition of the Nordic Games Assets to Nordic Games.

The foregoing descriptions of the terms of the 505 Games Asset Purchase Agreement, Gearbox Asset Purchase Agreement and Nordic Games Asset Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, which are incorporated herein by reference, and are accessible at the Kurtzman Carson Consultants Internet site at http://www.kccllc.net/thq. In addition, documents filed in connection with the Chapter 11 Case (other than documents filed under seal or otherwise subject to confidentiality protections) will be accessible at the Bankruptcy Court’s Internet site, www.deb.uscourts.gov, through an account obtained from Pacer Service Center at 1-800-676-6856. Except as expressly incorporated by reference herein, the information set forth on the foregoing websites shall not be deemed to be a part of or incorporated by reference into this Current Report on Form 8-K.
Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As of February 15, 2013, the Board of Directors (the “Board”) of the Company appointed Edward L. Kaufman, age 54, President of the Company. Mr. Kaufman is also currently the Company’s Corporate Secretary, a position he has held since his appointment in September 2009. Prior to his appointment as President, Mr. Kaufman had served as the Company’s Executive Vice President, Business and Legal Affairs since his appointment in September 2009. Mr. Kaufman's extensive career includes more than 15 years in senior legal management roles at leading media, entertainment and consumer product companies. Most recently, Mr. Kaufman was Executive Vice President, General Counsel and Secretary of World Wrestling Entertainment, Inc., which he joined in 1997.
There are no family relationships between Mr. Kaufman and any director or executive officer of the Company, and there are no related party transactions between Mr. Kaufman and the Company reportable under Item 404(a) of Regulation S-K.
For services rendered and to be rendered from the date of his election as President of the Company through August 31, 2013, or such earlier date as his employment may be terminated, Mr. Kaufman’s base salary was increased to $467,500 per year. Subject to his continued employment with the Company or a liquidating trust established under any Chapter 11 plan for the Company and certain of its subsidiaries (the “Plan”), Mr. Kaufman will receive (i) a cash bonus in the amount of $150,000 if the aggregate cash available for distribution to general unsecured creditors under the Plan exceeds $60 million and (ii) 1% of the aggregate cash available for distribution to general unsecured creditors in excess of $60 million.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 6, 2013
THQ INC.

By: /s/ Edward L. Kaufman
Name: Edward L. Kaufman
Title: President